QuickLinks -- Click here to rapidly navigate through this document

Exhibit 4.3.1

Schedule identifying substantially identical agreements to Facility Lease Agreement

1.	The Facility Lease dated as of December 7, 2001 by and among EME Homer City Generation, L.P., a Pennsylvania limited partnership, as Facility Lessee and Homer City OL1, a Delaware limited liability company, as Owner Lessor.
2.
The Facility Lease dated as of December 7, 2001 by and among EME Homer City Generation, L.P., a Pennsylvania limited partnership, as Facility Lessee and Homer City OL2, a Delaware limited liability company, as Owner Lessor.
3.
The Facility Lease dated as of December 7, 2001 by and among EME Homer City Generation, L.P., a Pennsylvania limited partnership, as Facility Lessee and Homer City OL3, a Delaware limited liability company, as Owner Lessor.
4.
The Facility Lease dated as of December 7, 2001 by and among EME Homer City Generation, L.P., a Pennsylvania limited partnership, as Facility Lessee and Homer City OL4, a Delaware limited liability company, as Owner Lessor.
5.
The Facility Lease dated as of December 7, 2001 by and among EME Homer City Generation, L.P., a Pennsylvania limited partnership, as Facility Lessee and Homer City OL5, a Delaware limited liability company, as Owner Lessor.
6.
The Facility Lease dated as of December 7, 2001 by and among EME Homer City Generation, L.P., a Pennsylvania limited partnership, as Facility Lessee and Homer City OL6, a Delaware limited liability company, as Owner Lessor.
7.
The Facility Lease dated as of December 7, 2001 by and among EME Homer City Generation, L.P., a Pennsylvania limited partnership, as Facility Lessee and Homer City OL7, a Delaware limited liability company, as Owner Lessor.
8.
The Facility Lease dated as of December 7, 2001 by and among EME Homer City Generation, L.P., a Pennsylvania limited partnership, as Facility Lessee and Homer City OL8, a Delaware limited liability company, as Owner Lessor.

QuickLinks

  Exhibit 4.3.1